EXHIBIT 99.1

Houston Wire & Cable Company Reports Results for the Quarter Ended March 31, 2019

HOUSTON, May 09, 2019 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ: HWCC) (the “Company”) announced operating results for the first quarter ended March 31, 2019.

Selected quarterly results were:

  Net income of $2.3 million, up 17.3% from the first quarter of 2018
  Fully diluted EPS of $0.14, up $0.02 over the first quarter of 2018
  Sales of $85.3 million, up 0.3% from the same period in 2018
  Gross margin of 24.9%, up 80 basis points from the first quarter of 2018
  Sequential quarter operating expense declined $393 thousand
  Operating income of $3.9 million, an 18.1% increase from the same period in 2018

First Quarter Summary
Jim Pokluda, President and Chief Executive Officer commented, “We were pleased with the profitability improvements realized in the first quarter as these results represented our eighth consecutive quarter of year-over-year operating profit growth.  Although reported revenue was only slightly positive, adjusting for one less business day and the headwinds experienced from metals, it is encouraging that end market activity remained stable, and that our team continued to make gains with key elements of our strategic plan including margin improvement. We estimate sales for our project business, which targets end markets for Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials, and Mechanical Wire Rope, increased 5%, while Maintenance, Repair, and Operations (MRO) sales were down 1% as compared to the first quarter of 2018.”

Gross margin at 24.9% increased 80 basis points from the first quarter of 2018, primarily due to improved pricing discipline and product mix. Sequentially, gross margin increased 100 basis points. Operating expenses at $17.4 million were up $0.2 million from Q1 2018 and down $0.4 million sequentially.

Average debt levels for the quarter increased 3.5% sequentially consistent with the historical first quarter trend but decreased 4.5% from $76.9 million in Q1 2018 to $73.5 in 2019, while the effective interest rate increased from 3.3% in 2018 to 3.9% in 2019.

The effective tax rate for the quarter was 26.8%, compared to the 25.9% level in 2018.

Net income was $2.3 million, as compared to $1.9 million in the same period of the prior year. Mr. Pokluda further commented, “As a result of the attainment of higher margin levels and sequential reduction in operating expenses, we are able to report the highest level of first quarter operating income since 2014.”

Conference Call
The Company will host a conference call to discuss first quarter results tomorrow, Friday, May 10, 2019, at 2:00 p.m., C.D.T. The call was originally scheduled for 10:00 a.m. C.D.T., however due to concerns with the weather in the Houston area, we have chosen to move the call. Hosting the call will be James Pokluda, President and Chief Executive Officer and Christopher Micklas, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company’s website www.houwire.com.

Live call dial-in numbers are as follows:
Toll-Free: (800)-936-7954
International: (720)-545-0048
Conference ID # 3298124

Approximately two hours after the completion of the live call, a telephone replay will be available until May 17, 2019.

Replay, Toll-Free #: (855)-859-2056
Replay, Toll #: (404)-537-3406
Conference ID # 3298124

About the Company
With 44 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Forward-Looking Statements
This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company’s Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

HOUSTON WIRE & CABLE COMPANY
Consolidated Balance Sheets
(In thousands, except share data)

	March 31,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash	$256	$1,393
Accounts receivable, net:
Trade	58,350	52,946
Other	1,585	6,847
Inventories, net	95,325	94,325
Income taxes	—	435
Prepaids	1,742	737
Other current assets	490	—
Total current assets	157,748	156,683

Property and equipment, net	11,377	11,456
Intangible assets, net	10,984	11,179
Goodwill	22,353	22,353
Operating lease right-of-use assets, net	11,954	—
Deferred income taxes	747	930
Other assets	503	456
Total assets	$215,666	$203,057

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$7,829	$11,253
Accrued and other current liabilities	12,583	19,232
Operating lease liabilities	3,082	—
Income taxes	99	—
Total current liabilities	23,593	30,485

Debt	78,940	71,316
Operating lease long term liabilities	9,280	—
Other long term liabilities	440	578
Total liabilities	112,253	102,379

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized: 20,988,952 shares issued: 16,612,396 and 16,611,651 outstanding at March 31, 2019 and December 31, 2018, respectively	21	21
Additional paid-in-capital	53,856	53,514
Retained earnings	108,360	105,975
Treasury stock	(58,824)	(58,832)
Total stockholders’ equity	103,413	100,678
Total liabilities and stockholders’ equity	$215,666	$203,057

HOUSTON WIRE & CABLE COMPANY
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2019	2018

Sales	$85,270	$85,026
Cost of sales	64,011	64,537
Gross profit	21,259	20,489

Operating expenses:
Salaries and commissions	9,180	9,194
Other operating expenses	7,663	7,480
Depreciation and amortization	553	545
Total operating expenses	17,396	17,219

Operating income	3,863	3,270
Interest expense	741	644
Income before income taxes	3,122	2,626
Income tax expense	838	679
Net income	$2,284	$1,947

Earnings per share:
Basic	$0.14	$0.12
Diluted	$0.14	$0.12
Weighted average common shares outstanding:
Basic	16,477,855	16,349,902
Diluted	16,577,126	16,422,961

HOUSTON WIRE & CABLE COMPANY
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2019	2018

Operating activities
Net income	$2,284	$1,947
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	553	545
Amortization of unearned stock compensation	342	313
Non-cash lease expense	986	—
Provision for refund liability	559	50
Provision for inventory obsolescence	170	224
Deferred income taxes	284	(137)
Other non-cash items	34	11
Changes in operating assets and liabilities:
Accounts receivable	(723)	2,749
Inventories	(1,170)	(5,511)
Prepaids	(1,005)	(1,435)
Other assets	(549)	—
Lease payments	(982)	—
Book overdraft	—	149
Trade accounts payable	(3,424)	297
Accrued and other current liabilities	(6,460)	(6,204)
Income taxes	534	809
Other operating activities	93	109
Net cash used in operating activities	(8,474)	(6,084)

Investing activities
Expenditures for property and equipment	(278)	(452)
Net cash used in investing activities	(278)	(452)

Financing activities
Borrowings on revolver	94,333	91,514
Payments on revolver	(86,709)	(84,886)
Payment of dividends	—	(29)
Release (purchase) of treasury stock/stock surrendered on vested awards	8	(63)
Lease payments	(17)	—
Net cash provided by financing activities	7,615	6,536

Net change in cash	(1,137)	—
Cash at beginning of period	1,393	—

Cash at end of period	$256	$—

CONTACT:

Christopher M. Micklas
Chief Financial Officer
Direct:  713.609.2114
Fax:  713.609.2168
cmicklas@houwire.com